Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020
blankrome.com

February 4, 2026

The Board of Directors
Xcel Brands, Inc.
550 Seventh Ave, 11th Floor
New York, New York 10018

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the resale of an aggregate of 13,628,865 shares (the “Resale Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Xcel Brands, Inc., a Delaware corporation (the “Company”), consisting of (i) up to 11,019,485 shares of Common Stock that the Company may elect to issue and sell in its sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to a common stock purchase agreement, dated as of January 21, 2026, that we entered into with White Lion Capital, LLC (the “Common Stock Purchase Agreement”), providing for up to $15.0 million of committed equity financing (the “Commitment Amount”), (ii) up to 37,500 shares of Common Stock issued to White Lion Capital, LLC as consideration for its irrevocable commitment to purchase Common Stock under the Common Stock Purchase Agreement (the “Commitment Shares”) (iii) an aggregate of 896,126 shares (the “Private Placement Shares” and, together with the Resale Shares and the Commitment Shares, the “Shares”) of Common Stock, (iv) pre-funded warrants (the “Pre-Funded Warrants”) to purchase from the Company a total of 773,929 shares of Common Stock (the “Pre-Funded Warrant Shares”), at an exercise price per share equal to $0.001, (v) warrants (the “Common Warrants”) to purchase from the Company a total of 835,023 shares of Common Stock (the “Common Warrant Shares”), at an exercise price per share equal to $3.00 and (vi) placement agent warrants (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants, the “Warrants”) to purchase 66,802 shares of Common Stock (the “Placement Agent Warrant Shares” and, together with the Pre-Funded Warrant Shares and the Common Warrant Shares, the “Warrant Shares”), at an exercise price per share equal to $1.165 per share, to be sold from time to time by the selling stockholders named in the Resale Prospectus or their transferees (the “Selling Securityholders”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

1.	The Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with the terms of the respective Warrants, will be duly and validly issued, fully paid and non-assessable.

2.	The Shares are validly issued, fully paid and non-assessable.

We are opining solely (i) on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP